Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Call Notice for General Shareholders’ Meeting of Portugal Telecom

Oi S.A. (the “Company,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) informs its shareholders and the market in general that it became aware that the Board of Directors of Portugal Telecom SGPS S.A. (“PT SGPS”) approved, at a meeting held today, a call notice for a general shareholders’ meeting of PT SGPS to be held on September 8, 2014 to discuss the terms of the definitive agreements to be entered into by the Company and PT SGPS, as previously disclosed to the market, within the scope of the business combination.

The notice filed by PT SGPS on this date is attached, in its entirety, to this Notice to the Market.

Oi will maintain its shareholders and the market informed of this matter.

Rio de Janeiro, August 7, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to (1) the proposed merger of shares (incorporação de ações) between Telemar Participações S.A. (“TmarPart”) and Oi S.A. (“Oi”), and (2) the proposed merger (incorporação) of Portugal Telecom SGPS, S.A. (“Portugal Telecom”) with and into TmarPart.

In connection with the proposed merger of shares between TmarPart and Oi and the proposed merger of Portugal Telecom with and into TmarPart, TmarPart plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and Portugal Telecom (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares and proposed merger.

We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed merger of shares and proposed merger.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart, Oi or Portugal Telecom.

Announcement | Lisbon | 7 August 2014

PT´s General Meeting of Shareholders Convened for 8 September

Resignation of the Chairman of the Board and CEO

The Board of Portugal Telecom SGPS S.A. (“PT SGPS”) met today with the objective, amongst other matters, of reviewing the preparatory steps related to a General Shareholders Meeting (“EGM”) to deliberate on the terms of the agreements to be executed with Oi S.A. (“Oi”) within the context of the business combination of these two companies, following the Memorandum of Understanding (“MOU”) announced on 16 July 2014, to be submitted by the Board to the General Shareholders Meeting.

The Board has requested the President of the Shareholder Assembly to convene a shareholder meeting on 8 September 2014. Up to 21 days prior to the EGM, the Board proposal will be made available, including an Information Statement with the objective of providing full disclosure to shareholders, covering the key aspects that shareholders may require for a duly informed EGM.

PT´s Chairman and CEO, Mr. Henrique Granadeiro, today informed the Board that, having conducted affairs to the point of being able to convene a fully informed Shareholder Assembly, he has tendered his resignation from all roles in the Board, which is being announced pursuant to the terms of subparagraph a) of article 3 of the Portuguese Securities Commission Regulation no. 5/2008 and article 248 of the Portuguese Securities Code.

The Board believes that PT´s shareholders interest continues to be best served by a continued commitment to proceed towards the business combination with Oi, as reflected in the terms of the agreements to be entered into with Oi that will be submitted to the EGM.

In this context, the Board clarifies that pursuant to the Board Meeting of 10 July, the Board resolved that all proceedings with regards to negotiations with Oi from that date would be conducted by the full Board of Directors and appointed a group of executive and non-executive (including independent) Board Members to carry out the negotiation meetings with Oi that resulted in the MOU and the key definitive agreements of 28th July.

Additionally, the Board clarifies that regarding the treasury applications in Rio Forte Investments S.A. (“Rioforte”), neither the Board of Directors nor the Executive Committee of PT approved nor discussed, prior to media reports that were first published in late June, these treasury applications.

Portugal Telecom, SGPS, SA	Public company	Portugal Telecom is listed on the NYSE	Nuno Vieira
Avenida Fontes Pereira de Melo, 40	Share capital Euro 26,895,375	Euronext Lisbon and New York Stock	Investor Relations Director
1069-300 Lisbon	Registered in the Commercial	Exchange. Information may be	nuno.t.vieira@telecom.pt
Portugal	Registry Office of Lisbon	accessed on the Reuters under the	Tel.: +351 21 500 1701
	and Corporation no. 503 215 058	symbols PTC.LS and PT and on	Fax: +351 21 500 0800
Bloomberg under the symbol PTC PL.

The Board has directly mandated PriceWaterhouseCoopers (“PwC”) to independently analyse the procedures and actions to date on this matter and undertake a wide ranging analysis of all relevant aspects concerning treasury applications in Grupo Espírito Santo entities.

Important Notice:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. This communication contains information with respect to (1) the proposed merger of shares (incorporação de ações) between CorpCo, on the one hand, and Oi, on the other hand, and/or (2) the proposed merger (incorporação) of PT with and into CorpCo or any alternative structure to the merger (these transactions, together with any other transactions related thereto, the “Business Combination”). In connection with the Business Combination, CorpCo or one of its affiliates plans to file, and Portugal Telecom may also file, with the Securities and Exchange Commission (the “SEC”) (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and/or PT, as applicable (other than non-U.S. persons as defined in the applicable rules of the SEC), and (2) other documents regarding the proposed Business Combination. We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed Business Combination. Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the SEC’s website at www.sec.gov or from PT, Oi or CorpCo.

Forward-Looking Statements:

This communication contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of PT, Oi or CorpCo, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “target,” “goal” and similar expressions, as they relate to PT, Oi or CorpCo, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of PT, Oi and CorpCo, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to PT, Oi, CorpCo or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in

2/3

other applicable jurisdictions, PT, Oi, CorpCo and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures PT, Oi or CorpCo makes on related subjects in reports and communications PT, Oi and CorpCo file with the SEC.

3/3